Exhibit 3.1

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF NGL ENERGY PARTNERS LP

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NGL ENERGY PARTNERS LP (this “Amendment”), dated as of January 20, 2012, is entered into by NGL Energy Holdings LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to the General Partner in Section 13.1 of the Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, dated as of May 10, 2011, as amended by the First Amendment, dated as of October 20, 2011 and the Second Amendment, dated as of January 6, 2012 (as amended, the “Partnership Agreement”).

WHEREAS, pursuant to Section 13.1 of the Partnership Agreement, each Partner agreed that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect (i) a change that the General Partner determines, among other things, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or is necessary or appropriate to facilitate the trading of the Units or (ii) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, the General Partner has determined that the changes reflected in this Amendment will be beneficial to the Limited Partners, do not adversely affect the Limited Partners in any material respect, are necessary or appropriate to facilitate the trading of the Units, and are necessary or appropriate in connection with the creation, authorization or issuance of classes or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.                                       New definitions are added to Section 1.1 in the appropriate alphabetical order as follows:

“SemStream Contribution Agreement” means that certain contribution agreement, dated as of August 31, 2011, between SemStream, L.P., a Delaware limited partnership, the Partnership, the General Partner and NGL Supply Terminal Company, LLC, a Delaware limited liability company.

“SemStream Holders” means SemStream, L.P., a Delaware limited partnership, and any subsequent transferee of those units acquired by SemStream, L.P. pursuant to the SemStream Contribution Agreement.

“Third Amendment” means that certain Third Amendment to this Agreement, dated as of January 20, 2012, entered into by the General Partner.

2.                                       A new Section 6.12 is added to read as follows:

Section 6.12         Special Provisions Relating to the SemStream Holders.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, the SemStream Holders shall not, solely with respect to 3,932,031 of the Common Units acquired by the SemStream Holders pursuant to the SemStream Contribution Agreement, be entitled to receive any distribution declared and paid pursuant to this Agreement by the Partnership in the ordinary course of business from Available Cash (and not the result of an extraordinary transaction), in regard to any Quarter ending prior to August 30, 2012.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the SemStream Holders, solely with respect those Common Units acquired by the SemStream Holders pursuant to the SemStream Contribution Agreement that are not subject to Section 6.12(a) of this Agreement (i.e., 5,000,000 Common Units), shall only be entitled to receive, with respect to any distribution declared and paid pursuant to this Agreement by the Partnership in regard to the Quarter ending December 31, 2011, an amount per Common Unit equal to 66.3% of the per Common Unit distribution declared and paid by the Partnership in such fiscal quarter.

3.                                       Capitalized terms used but not defined herein are given the meanings set forth in the Partnership Agreement.

4.                                       This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

NGL ENERGY HOLDINGS LLC

By:	/s/ Craig S. Jones
Craig S. Jones
Chief Financial Officer

SIGNATURE PAGE
NGL ENERGY PARTNERS LP
THIRD AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP